Exhibit 99.1

Conference call:	Today, Monday, August 7, 2006 at 11:00 a.m. EDT
Webcast / Replay URL:	www.ballantyne-omaha.com/investor_relations/ or
www.fulldisclosure.com
Dial-in number:	866-503-1967
The replay will be available on the Internet for 90 days.

NEWS ANNOUNCEMENT                                                                                                         FOR IMMEDIATE RELEASE

BALLANTYNE REPORTS FIRST HALF EPS OF $0.12
ON REVENUE OF $24.3 MILLION

- Cash Position is $21.4 million at June 30, 2006 -

OMAHA, Nebraska (August 7, 2006) Ballantyne of Omaha, Inc. (Amex: BTN), a provider of motion picture projection, specialty lighting and digital cinema equipment and services, today reported financial results for the second quarter (Q2) and six months ended June 30, 2006.

Net revenues in Q2 2006 were $11.9 million, a 9% decline from net revenue of $13.0 million in the year-ago second quarter, principally reflecting lower demand for film-based theater equipment as theatre owners evaluate their capital expenditure plans relative to the purchase of film projectors or the deployment of digital projection technology.  Gross profit in Q2 2006 was $2.7 million, or 23.0% of net revenues, versus Q2 2005 gross profit of $3.7 million, or 28.3% of net revenues.  Total Q2 2006 selling general and administrative expenses declined 12.2% to $1.8 million compared to $2.0 million in Q2 2005, primarily reflecting the absence of bonus accruals during 2006 as management views the year as a transition period for the Company.  Ballantyne reported net income in Q2 2006 of $727,435, or $0.05 per diluted share, compared to net income of $1,061,261, or $0.08 per diluted share, in Q2 2005.  Per share results for the second quarters of 2006 and 2005 are based on a weighted average number of diluted shares outstanding of 13,977,937 and 13,886,873, respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “The second quarter saw some growth in the rollout of digital cinema within the exhibition industry.  As anticipated, this trend is having the effect of tempering demand for traditional projection equipment.  During the second quarter we completed the acquisition of National Cinema Services Corp. (NCSC) forming the basis of our Strong Technical Services (STS) subsidiary that provides an installation and ‘after-sale’ service capability for film and digital opportunities to better address the anticipated needs of our customers.

“We are pleased with the initial traction we are gaining in the digital side of our business.  In June, we completed the sale and installation of an NEC STARUS™ NC2500S digital projection system for the 55-foot-wide screen at the historic 4,500 seat Fox Theater in Atlanta.   In July, on a very tight schedule, STS installed twenty-four digital projectors able to deliver Real D, the state of the art digital 3D cinema format.  The installations were completed for the Real D release of

Ballantyne Reports Second Quarter Results, 8/7/06	Page 2 of 4

Columbia Pictures’ Monster House feature film.  The installation involved twelve NEC STARUS™ NC2500S Digital Cinema projectors supplied by our Strong Digital Systems division as well as twelve digital projectors supplied by another provider.  We believe these projects reflect the positive reception we are seeing for our offerings.

“We continue to work aggressively to market our digital sales, installation and service capabilities to our exhibition industry customers and believe we have the right mix of a leading digital projector, an excellent track record for service, long customer relationships, and specialized digital expertise.  We also continue to look for and evaluate acquisition opportunities in our theater and lighting segments.

“Importantly, cash flow from operations remained strong during the second quarter as we made substantial progress on accounts receivable collections.  We closed the second quarter with minimal long-term debt and $21.4 million in cash and equivalents.  This cash position provides the company strength to support our digital cinema initiatives and acquisition efforts.  Our second quarter cash position reflects the cash payment made in conjunction with the closing of the NCSC acquisition.  For financial reporting purposes, the acquisition was effective June 1st. Accordingly, our second quarter financial statements reflect the consolidation of their balance sheet as well as one month of NCSC’s results from operations.”

For the six month period ended June 30, 2006, net revenues were $24.3 million compared to $25.6 million.  Gross profit in the first half of 2006 was $6.1 million, or 25.0% of net revenues, compared to first half 2005 gross profit of $7.1 million, or 27.7% of net revenues.   Net income for the first six months of 2006 was $1.6 million, or $0.12 per diluted share, compared to net income of $2.0 million, or $0.14 per diluted share, in the first half of 2005.  Per share results for the first six months of 2006 and 2005 are based on a weighted average number of diluted shares outstanding of 13,962,463 and 13,865,167, respectively.

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, specialty lighting, specialty projection equipment and digital cinema equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world. For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:
Brad French	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins
402/453-4444	212/835-8500
btn@jcir.com

-tables follow-

Ballantyne Reports Second Quarter Results, 8/7/06	Page 3 of 4

Ballantyne of Omaha, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net revenues	$11,854,768	$13,041,594	$24,288,106	25,553,463
Cost of revenues	9,122,640	9,354,602	18,225,011	18,471,880
Gross profit	2,732,128	3,686,992	6,063,095	7,081,583

Selling, general & administrative exp.
Selling	705,181	616,497	1,439,704	1,355,909
General and administrative	1,085,034	1,423,124	2,454,718	2,617,536
Total selling, general & admin exp.	1,790,215	2,039,621	3,894,422	3,973,445

Gain on disposal of assets, net	41,003	—	41,003	—

Income from operations	982,916	1,647,371	2,209,676	3,108,138

Other expense, net	59,087	9,387	40,207	38,906

Income before interest and taxes	923,829	1,637,984	2,169,469	3,069,232

Net interest income	182,409	86,558	340,572	150,054
Income before income taxes	1,106,238	1,724,542	2,510,041	3,219,286

Income tax expense	378,803	663,281	867,858	1,216,111
Net income	$727,435	$1,061,261	$1,642,183	2,003,175

Earnings per share
Basic	$0.05	$0.08	$0.12	0.15
Diluted	$0.05	$0.08	$0.12	0.14

Weighted average shares outstanding:
Basic	13,544,510	13,218,957	13,492,792	13,135,310
Diluted	13,977,937	13,886,873	13,962,463	13,865,167

-tables follow-

Ballantyne Reports Second Quarter Results, 8/7/06	Page 4 of 4

Selected Balance Sheet Items:

	June 30, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$21,446,197	$19,628,348
Restricted cash	602,984	—
Accounts receivable, net	5,743,117	7,821,085
Inventories, net	10,674,762	9,942,065
Current portion of long-term debt	243,385	27,761
Long-term debt	74,354	14,609
Accounts payable and accrued expenses	6,446,559	6,675,923
Total stockholders’ equity	$42,090,241	$39,997,505

Selected Cash Flow Statement Items:

	Six Months Ended June 30,
	2006	2005
	(Unaudited)
Net income	$1,642,183	$2,003,175
Depreciation and amortization	550,396	583,605
Net cash provided by operating activities	3,433,048	2,375,431
Capital expenditures	(312,842)	(538,117)
Net cash used in investing activities	(1,388,471)	(528,117)
Net cash provided by financing activities	376,256	724,186
Net increase in cash & cash equivalents	2,420,833	2,571,500
Cash & cash equivalents at beginning of period	19,628,348	14,031,984
Total cash & cash equivalents at end of period	$22,049,181	$16,603,484

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